Exhibit 8.1

TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, New York 10004-2498 LOS ANGELES • PALO ALTO • WASHINGTON, D.C. BRUSSELS • FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

November 6, 2020

Board of Directors

CIM Real Estate Finance Trust, Inc.

2398 E. Camelback Road, 4th Floor

Phoenix, AZ 85016

Ladies and Gentlemen:

We have acted as special counsel to CIM Real Estate Finance Trust, Inc., a Maryland corporation (“CMFT”), in connection with the proposed merger (the “Merger”) by and among CMFT, Thor III Merger Sub, LLC, a Maryland limited liability company and an indirect, wholly owned subsidiary of CMFT (“Merger Sub”), and Cole Office & Industrial REIT (CCIT III), Inc., a Maryland corporation (“CCIT III”), pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of August 30, 2020, by and among CMFT, Merger Sub and CCIT III. Reference is made herein to the Form S-4 filed by CMFT on November 6, 2020 with the Securities and Exchange Commission in connection with the Merger (including the proxy statement/prospectus forming a part thereof, as amended or supplemented through the date hereof, the “Registration Statement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

In providing our opinion, we have examined the Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger and related transactions will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the factual statements concerning the Merger and related transaction and the parties thereto set forth in the Agreement are true, complete and correct,(iii) the factual statements in the Registration Statement are true, complete and correct, (iv) the statements and representations (which statements and representations we have neither investigated nor verified) made by CMFT and CCIT III in their respective officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Merger Effective

Time and thereafter (where relevant) without regard to any qualification as to knowledge, intention or belief, and (v) CMFT and CCIT III and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions is untrue for any reason or if the Merger or related transaction is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, and the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Agreement or the Registration Statement other than the opinion set forth above.

Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable Laws or the facts and circumstances surrounding the Merger and related transactions, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. Following the Merger Effective Time, we assume no responsibility to inform CMFT or CCIT III of any such change or inaccuracy that may occur or come to our attention.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Sullivan & Cromwell LLP